Exhibit 10.19
     April 21, 2006
Mr. Doug Sabella
C/O Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131
Re: Amendment to Offer of Employment with Veraz Networks, Inc. dated November 17, 2004
Dear Doug:
Veraz Networks, Inc. (the “Company”) is pleased to offer you the following amendment to your employment letter dated November 17, 2004 (“Employment Agreement”). Except as otherwise set forth herein, the terms and conditions of the Employment Agreement remain in full force and effect without any modification.
Commencing March 1, 2006, the annual base salary set forth in Paragraph 2 of the Employment Agreement shall be deemed to be $280,000.
As of March 1, 2006, the following language contained in Paragraph 8(a) of the Employment Agreement:
“in the event that the Company terminates you without Cause or your resign for Good Reason, the Company shall provide you with: (i) a lump sum payment equal to six (6) months of your base salary then in effect”
shall be amended to read as follows:
“in the event that the Company terminates you without Cause or your resign for Good Reason, the Company shall provide you with: (i) a lump sum payment equal to twelve (12) months of your base salary then in effect.”
If you agree to the terms and conditions set forth herein, please sign where indicated below.
Best Regards

Veraz Networks, Inc.

/s/ Denise Pierre Denise Pierre
Vice President, Global Human Resources

Accepted and agreed:

/s/ Doug Sabella Doug Sabella
Date: 4/21/06

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